EXHIBIT 8.2

                                                                    May 13, 2005


                      [BARNES & THORNBURG LLP LETTERHEAD]



White River Capital, Inc.
250 North Shadeland Avenue
Indianapolis, IN  46219

Ladies and Gentlemen:

     We have acted as counsel to White River Capital, Inc. ("White River") in connection with (i) the proposed offering (the "Share Exchange") of 310,191 shares of common stock, no par value, of White River (the "White River Common Stock") in exchange for the outstanding shares of common stock, no par value, of Union Acceptance Corporation ("UAC") pursuant to the Agreement and Plan of Share Exchange dated March 9, 2005, between White River and UAC; and (ii) the proposed issuance by White River of 3,500,000 shares of White River Common Stock in a subscription offering (the "Subscription Offering") to shareholders of UAC and to certain standby purchasers, in each case as described in the registration statement on Form S-1 and Form S-4 of White River with respect to the White River Common Stock to be issued in connection with the Share Exchange and the Subscription Offering (the "Registration Statement"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with the Registration Statement. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     In rendering such opinion, we have assumed, with your permission, that the statements set forth in the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective date of the Registration Statement.

     This opinion addresses only those matters specifically set forth below as described in the sections of the Registration Statement listed in the last paragraph of this letter. This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences. There can be no assurance that changes in the law will not take place that could affect the United

States federal income tax consequences stated herein and in the Registration Statement, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

     1. The acquisition by White River of the shares of UAC common stock in exchange for shares of White River common stock in the Share Exchange, followed immediately by the conversion of UAC into an entity disregarded for Federal income tax purposes, will constitute a reorganization described in Section 368(a)(1)(F) of the Code. As a result, UAC shareholders who receive solely White River shares will recognize no gain or loss, and will take a basis in the White River shares received equal to the basis in the UAC shares surrendered. Sections 354 and 358 of the Code. Dissenting UAC shareholders will recognize gain or loss, which will be capital in nature if the UAC shares are held as capital assets, which will be long term capital gain or loss if held for more than one year, provided that the requirements of Section 302 (relating to redemptions not essentially equivalent to dividends) are satisfied (taking into account the attribution rules of Section 318). UAC shareholders who receive cash in lieu of fractional shares will recognize gain or loss on the disposition of the fractional shares. Rev. Rul. 74-36.

     2. The receipt by the UAC shareholders of the opportunity to subscribe for shares of White River common stock in the Subscription Offering will not result in the recognition of income or gain, pursuant to Section 305 of the Code. The basis of the subscription opportunity received will be determined in accordance with the requirements of Section 307 of the Code, which require the allocation of the basis of the White River shares held between such shares and the subscription opportunity received, if the subscription opportunity has a value equal to or greater than 15% of the value of the shares and either the shareholder purchases shares pursuant to the subscription opportunity or the subscription opportunity is sold. In other cases, the basis of the subscription opportunity shall be deemed zero, unless, in a case where shares are purchased pursuant to the subscription opportunity or the subscription opportunity is sold, the shareholder elects to allocate basis in the manner described above.

     3. Because standby purchasers pay nothing for entering into Standby Purchase Agreements, they have no tax basis for such agreements as a result of entering into them.

     4. UAC shareholders (who will become shareholders of White River upon completion of the Share Exchange) and standby purchasers who purchase White River shares in the Subscription Offering will recognize no gain or loss on the purchase. The basis of shares acquired in the subscription offering by UAC shareholders will be the purchase price thereof, increased by the basis of the subscription opportunity, if any. Any loss recognized on the failure to purchase shares pursuant to the subscription opportunity will be capital in character, if the shares subject to the subscription opportunity would have been capital assets in the hands of the holder of such opportunity. Standby purchasers acquiring shares pursuant to Standby Purchase Agreements will take a basis for such shares equal to the sum of the subscription price paid for such shares.

     5. Persons who acquire the opportunity to participate in the subscription offering by purchase (from an Affiliate or Related Person), will have a tax basis in such subscription opportunity equal to the purchase price paid for the subscription opportunity. If such purchased subscription opportunity expires unexercised, the transferee will recognize a loss equal to such transferee's tax basis in the subscription opportunity. Any loss recognized on the expiration of the subscription opportunity acquired by purchase will be a capital loss if the common stock would be a capital asset in the transferee's hands.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name under the captions "Meeting Proposal 1: The Share Exchange-The Share Exchange-The Exchange Offer-Certain Federal Income Tax Consequences of the Share Exchange," "The Subscription Offering-The Offering-Certain Federal Income Tax Consequences of the Subscription Offering,"and "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/  Barnes & Thornburg LLP

                                         BARNES & THORNBURG LLP